NEWS RELEASE

For Immediate Release

CONTACT: Larry W. Sayre

VP Finance & CFO

Collins Industries, Inc.

620-663-5551

Collins Posts Second Quarter Profit

Hutchinson, Kansas, May 20, 2003 ...........Collins Industries, Inc. (Nasdaq: "COLL") today reported results for its second fiscal quarter that ended April 30, 2003. Sales for the quarter ended April 30, 2003 were $45,579,901 compared to $47,375,447 for the same period last year. The impact of lower sales of school bus and ambulance products was the principal factor contributing to the sales decline. This decline was partially offset by higher sales from terminal truck/road construction products.

The Company posted net income of $80,393 ($.01 per share - diluted) for the quarter ended April 30, 2003 compared to net income of $166,474 ($.02 per share - diluted) for the same period last year. Net income for the quarter ended April 30, 2003 decreased principally due to the impact of lower margins from ambulance and terminal truck/road construction products and higher interest costs.

Sales for the six months ended April 30, 2003 increased 3% to $89,415,958 compared to $87,149,472 for the same period in fiscal 2002. The net loss for the six months ended April 30, 2003 decreased to $68,578 ($.01 per share - diluted) compared to a loss $493,986 ($.07 per share - diluted) in the same period last year. The overall sales increase principally resulted from higher sales of ambulance products and was partially offset by lower sales of school bus products. The reduction of the net loss for the six months ended April 30, 2003 was principally due to the impact of higher profit contributions from ambulance and school bus products and lower corporate expenses. These improvements were partially offset by lower contributions from terminal truck/road construction products.

Donald Lynn Collins, President and CEO said, "As we have stated for the past several quarters, municipal buyers and school districts have been slow to return to the marketplace due to tight local, state and Federal budgets". He added, "although our top line and bottom line results are better than last year at this time and the upcoming third quarter should continue to show an improvement over this quarter, we remain cautious due to budgetary constraints and the economy in general".

The Company's sales backlog at April 30, 2003 was $57.1 million compared to $62.2 million at April 30, 2002 and $42.2 million at October 31, 2002.

Collins Industries, Inc. is a leading manufacturer of ambulances (including medical attack vehicles, rescue vehicles and fire emergency vehicles), North America's largest manufacturer of Type "A" small school buses, the nation's second largest manufacturer of terminal trucks and a leader in the road construction and industrial sweeper markets. Since 1971, the Company has grown to over 1,000 employees in six plants, comprising over one million combined square feet of manufacturing space. The Company sells its products throughout the United States and abroad.

This press release contains historical and forward-looking information. The forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company believes the assumptions underlying these forward-looking statements are reasonable; however, any of the assumptions could be inaccurate, and therefore, actual results may differ materially from those projected in the forward-looking statements due to certain risks and uncertainties, including, but not limited to, changes in funds budgeted by Federal, state and local governments, various inventory risks due to changes in market conditions, changes in product demand, changes in competition, the availability of chassis, interest rate fluctuations, development of new products, adequate direct labor pools, changes in tax and other governmental rules and regulations applicable to the Company, substantial dependence on third parties for product quality, reliability and timely fulfillment of orders and other risks as indicated in the Company's filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly release any revisions to any forward-looking statements contained herein to reflect events or circumstances occurring after the date released or to reflect the occurrence of unanticipated events.